Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215174) of International Seaways, Inc. of our report dated March 31, 2017, except with respect to the opinion on the financial statement schedule, as to which the date is March 12, 2018, and except with respect to our opinion on the financial statements and financial statement schedule insofar as it relates to the impact of the Company’s retrospective application of Financial Accounting Standards Board Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash, and No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230) as discussed in Note 2, as to which the date is May 14, 2018 relating to the financial statements and financial statement schedule, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, NY

May 14, 2018

1	International Seaways, Inc.